EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

IBSG INTERNATIONAL.INC.,
a Florida corporation

AND

A-DIVISION IT, LTD.,
a corporation incorporated under the laws of the United Kingdom, London

DATED

March 17, 2006

MERGER AGREEMENT

This MERGER AGREEMENT (the "Agreement") is made and entered into as of 17th day of March, 2006 by and among and IBSG INTERNATIONAL, Inc. a Florida corporation and its affiliates, (“IGII”), and A-DIVISION IT, LTD, a corporation incorporated under the laws of the laws of the United Kingdom, London and its affiliates (“ADIT”).

PRELIMINARY STATEMENT:

WHEREAS, ADIT is primarily a IT International Technology Consultant; and

WHEREAS, IGII is a fully reporting public company presently listed on the NASD OTC Bulletin Board; and

WHEREAS, IGII is desirous of acquiring ADIT and all of the intellectual and real property associated with ADIT including but not limited to patents, design documents, and all manufacturing and all other security and other holding of ADIT in exchange for consideration enumerated herein, subject to the terms and conditions stated herein; and

WHEREAS, the Boards of Directors of IGII and ADIT believe it is in the best interests of their respective companies and the stockholders of their respective companies that IGII and ADIT combine into a single company through the statutory merger of ADIT with and into IGII (the "Merger") and, in furtherance thereof, have approved the Merger.

WHEREAS, the parties intend to memorialize the Merger of ADIT into IGII upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby conclusively acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 THE MERGER. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement ADIT will, merge with and into IGII. As of the Effective Date, IGII shall succeed to all of the rights, privileges, powers and property, including, without limitation, all rights, privileges, franchises, patents, trademarks, licenses, registrations, bank accounts, contracts, patents, copyrights and other assets of every kind and description of ADIT, and IGII shall assume all of the obligations and liabilities of ADIT , excepting and excluding the rights of ADIT arising out of this Agreement. The Merger will occur in accordance with the Florida Business Corporation Law. ADIT, as a consequence of this Merger, be a wholly owned subsidiary of IGII.

SECTION 1.2  CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable on or before March 17, 2006 or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at the offices of IGII and ADITSL (by fax and/or electronic medium), or at such other location as the parties hereto agree (the time of such filing being the "Effective Time").

SECTION 1.3  Transfer of Assets; Liabilities; Securities. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with applicable law, at the Closing on the Closing Date (as those terms are defined herein), ADIT agrees to sell, assign, transfer, convey and deliver to IGII, and IGII agrees to purchase and acquire all of ADIT’s right, title and interest in and to the asset consisting of all of the intellectual property associated with ADIT including but not limited to patents, design documents, and all manufacturing as listed on Attachment A and incorporated herein (the “Asset”), to all other assets of ADIT and all liabilities, all of which are listed on Attachment A and incorporated herein. In addition, all securities (including but not limited to all issued and outstanding shares of common stock) of ADIT held by shareholders of ADIT all of which are listed on Attachment A and incorporated herein shall be transferred to IGII.

SECTION 1.4 Purchase Price. The purchase price to be paid by IGII is

1.
A payment of an aggregate of two million (2,000,000) restricted shares of common stock of IGII, two hundred thousand (200,000) restricted shares of common stock of IGII to be issued upon Closing and the remainder in accordance with terms and conditions and the satisfaction underlying requirements outlined on Schedule A herein (the “Purchase Price”);

2.
An additional payment of an aggregate of Eight Hundred Thousand Dollars ($800,000), such payment to be made in accordance with terms and conditions and the satisfaction underlying requirements outlined on Schedule A herein (the “Additional Purchase Price”).

SECTION 1.5 Tax Consequences. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provisions of Sections 368 of the Code, so that such exchange will constitute a tax-free share exchange under the Code.

ARTICLE II

DELIVERIES AT CLOSING

SECTION 2.1  Deliveries by ADIT. In addition to and without limiting any other provision of this Agreement, ADIT agrees to deliver, or cause to be delivered, to IGII, at or prior to the Effective Date, the following:

(a)	The Asset; and
(b)	Securities representing all capital stock and instruments representing the right to purchase securities of ADIT, transferred into the name of IGII;
(c)	such other documents or certificates as shall be reasonably requested by IGII or its counsel.

SECTION 2.3 Deliveries by IGII. In addition to and without limiting any other provision of this Agreement, IGII agrees to deliver, or cause to be delivered to ADIT, at or prior to Closing, the following:

(a)	The Purchase Price required to be delivered on or before Closing pursuant to Section 1.2 hereof; and
(b)	such other documents or certificates as shall be reasonably requested by ADIT or its counsel.

SECTION 2.4 Further Assurances. ADIT and IGII, shall, upon request, on or after the Closing Date, cooperate with each other by furnishing any additional information, executing and delivering any additional documents and/or other instruments and doing any and all such things as may be reasonably required by the parties or their counsel to consummate or otherwise implement the transactions contemplated by this Agreement, including but not limited to an accounting of the revenues generated from the Asset, such obligation to cease upon full payment of the additional purchase price and an accounting of finances as long as IGII is obligated to pay the Purchase Price.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF ADIT

ADIT represents and warrants to IGII (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations IGII has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

SECTION 3.1 Organization and Qualification. ADIT is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified to do business in any other jurisdiction by virtue of the nature of the businesses conducted by it or the ownership or leasing of its properties, except where the failure to be so qualified will not, when taken together with all other such failures, have a material adverse effect on the business, operations, properties, Asset, financial condition or results of operation of ADIT and its subsidiaries, if any, taken as a whole. (Any such material adverse effect being hereinafter referred to as "ADIT Material Adverse Effect").

SECTION 3.2 Authority. ADIT has all requisite corporate power and authority, to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by ADIT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of ADIT is necessary to authorize this Agreement or to consummate the transactions contemplated hereby except as disclosed in this Agreement. This Agreement has been duly executed and delivered by ADIT and constitutes the legal, valid and binding obligation of ADIT enforceable against ADIT in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity. ADIT holds all licenses, certificates, permits, franchises and rights from all appropriate federal, state or other public authorities necessary for the conduct of its business and the use of the Asset and all such licenses, certificates, permits, franchises and rights will inure to the benefit of IGII upon consummation of the transactions contemplated by this Agreement.

SECTION 3.3  No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by ADIT does not, and the performance by ADIT of its obligations hereunder will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of ADIT; (ii) conflict with, breach or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") in effect as of the date of this Agreement and applicable to ADIT; or (iii) result in any breach of, constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to any other entity any right of termination, amendment, acceleration or cancellation of, require payment under, or result in the creation of a lien or encumbrance on any of the properties or Asset of ADIT pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which ADIT is a party or by ADIT or any of its properties or Asset is bound. Excluding from the foregoing are such violations, conflicts, breaches, defaults, terminations, accelerations, creations of liens, or incumbency that would not, in the aggregate, have a ADIT Material Adverse Effect.

SECTION 3.4  Litigation.  There is no suit, action, proceeding (in bankruptcy or otherwise), claim or investigation pending or threatened against, or affecting, ADIT and there exists no basis or grounds for any such suit, action, proceeding, claim or investigation, individually or in the aggregate, if resulting in a judgment, would have a materially adverse effect on the Asset or the right of ADIT to consummate the transactions contemplated hereby.

SECTION 3.5 Ownership of Asset; Liabilities; Securities. ADIT has good and marketable title to the Asset, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances. ADIT has not received any notice of violation of any applicable zoning regulation, ordinance or law, or other law, regulation or requirement relating to the operations and properties of ADIT’s business, whether owned or leased, and there is no such violation or grounds therefor which could adversely affect the Asset. Except pursuant to this Agreement, ADIT is not a party to any contract or obligation whereby there has been granted to anyone an absolute or contingent right to purchase, obtain or acquire any rights in the Asset. In addition, ADIT has provided IGII a true and accurate list of (a) all ADIT assets; (b) all ADIT liabilities; and (c) all ADIT securities.

SECTION 3.6 Securities Representations. ADIT understands that the shares of common stock of IGII to be issued hereunder (the “Securities”) are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any applicable state securities law and is acquiring the Securities as principal for its own account and not with a view to or for distributing or reselling such Securities or any part thereof in violation of the Securities Act or any applicable state securities law, has no present intention of distributing any of such Securities in violation of the Securities Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such Securities in violation of the Securities Act or any applicable state securities law. ADIT understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Securities. ADIT, either alone or together with its representatives, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Securities, and has so evaluated the merits and risks of such investment. ADIT is able to bear the economic risk of an investment in the Securities and, at the present time, is able to afford a complete loss of such investment. ADIT understands that the Securities are being offered and sold in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and ADIT’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the ADIT set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchasers to acquire the Securities.

SECTION 3.7 Full Disclosure. No representation or warranty made by ADIT in this Agreement and no certificate or document furnished or to be furnished to IGII pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IGII

IGII represents and warrants to the ADIT (which warranties and representations shall survive the Closing regardless of what examinations, inspections, audits and other investigations ADIT has heretofore made or may hereinafter make with respect to such warranties and representations) as follows:

SECTION 4.1 Organization and Qualification. IGII is duly organized, validly existing and in good standing under the laws of the State of Florida, and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

SECTION 4.2 Authority. IGII has all requisite corporate power and authority to execute and deliver this Agreement, to perform the obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IGII and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of IGII is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by IGII and constitutes the legal, valid and binding obligation of IGII enforceable against IGII in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

SECTION 4.3 No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by IGII does not, and the performance by IGII of its obligations hereunder will not: (i) conflict with or violate the Articles of Incorporation or By-Laws of IGII; or (ii) conflict with, breach or violate any Laws in effect as of the date of this Agreement and applicable to IGII.

SECTION 4.4 Successors, Assigns and Designees. IGII makes no representations or warranties about any of its shareholders, successors, assigns and/or designees who may receive or become the beneficiary of any of the rights and/or obligations set forth hereunder.

SECTION 4.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IGII.

SECTION 4.6 Full Disclosure. No representation or warranty made by IGII in this Agreement and no certificate or document furnished or to be furnished to ADIT pursuant to this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE V

CONDITIONS PRECEDENT TO ADIT’S OBLIGATIONS

The obligation of the ADIT to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date, of the following conditions:

SECTION 5.1 No Termination. This Agreement shall not have been terminated pursuant to Article 7 hereof.

SECTION 5.2 Representations True and Correct. The representations and warranties of IGII contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 5.3 Compliance with Covenants. IGII shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

SECTION 5.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE VI

CONDITIONS PRECEDENT TO IGII’S OBLIGATIONS

The obligation of IGII to consummate the transactions contemplated hereby shall be subject to the fulfillment, on or prior to Closing Date unless specified otherwise, of the following conditions:

SECTION 6.1 No Termination. This Agreement shall not have been terminated pursuant to Article 7 hereof.

SECTION 6.2 Representations True and Correct. The representations and warranties of ADIT contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on as of the Closing Date.

SECTION 6.3 Compliance with Covenants. ADIT shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied by it prior to or at the Closing Date.

SECTION 6.4 No Adverse Proceedings. On the Closing Date, no action or proceeding shall be pending by any public authority or individual or entity before any court or administrative body to restrain, enjoin, or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby or to recover any damages or obtain other relief as a result of the transactions proposed hereby.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of IGII and ADIT; or
(b) by ADIT upon a material breach of any representation, warranty, covenant or agreement on the part of IGII set forth in this Agreement, or IGII upon a material breach of any representation, warranty, covenant or agreement on the part of ADIT set forth in this Agreement, or if any representation or warranty of ADIT or IGII, respectively, shall have become untrue, in either case such that any of the conditions set forth in Article V or Article VI hereof would not be satisfied (a “Terminating Breach"), and such breach shall, if capable of cure, not have been cured within ten (10) days after receipt by the party in breach of a notice from the non-breaching party setting forth in detail the nature of such breach; or
(c) by either ADIT or IGII, if there shall be any court order which has become final and nonappealable, except if the party seeking to terminate this Agreement pursuant to this Section 7.1(c) has not complied with its obligations under Section 6 or 7 respectively.

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1(a) or 7.1(c) hereof, there shall be no liability on the party of ADIT or IGII or any of their respective officers, directors, agents or other representatives and all rights and obligations of any party hereto shall cease, except as expressed herein.

SECTION 7.3 Amendment. This Agreement may be amended by the parties hereto any time prior to the Closing Date by an instrument in writing signed by the parties hereto.

SECTION 7.4 Waiver. At any time prior to the Closing Date, ADIT or IGII, as appropriate, may: (a) extend the time for the performance of any of the obligations or other acts of other party or; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto which have been made to it or them; or (c) waive compliance with any of the agreements or conditions contained herein for its or their benefit. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound hereby.

ARTICLE VIII

POST CLOSING COVENANTS

SECTION 8.1 Post-Closing Covenants of ADIT.

(a) ADIT will continue to maintain all trademarks, trade names, service marks, brand names, mastheads, titles, copyrights and patents, registrations thereof in connection with the Asset.

(b) ADIT hereby agree and acknowledges that any and all derivatives or new technology arising directly or indirectly from the Asset shall be the property of IGII.

(c) ADIT will maintain such books and records to ensure satisfaction of their obligations under this Agreement and will permit IGII or its designees access to all books and records at any time following reasonable written notice.

SECTION 8.2  Post-Closing Covenants of IGII.

(a) IGII will fund and support the general operations of ADIT, provided all the obligations pursuant to this Agreement are satisfied and IGII approves the budget presented to IGII by ADIT.

(b) If, at any time after the date hereof until two years from the date of issuance, provided this Agreement is not terminated or ADIT has not breached this Agreement, IGII shall determine to register any of its securities under the Securities Act (other than by a registration in connection with an acquisition in a manner which would not permit registration of securities for sale to the public, on Form S-8, or any successor form thereto, on Form S-4, or any successor form thereto), then IGII grants to ADIT, with respect to the shares of common stock issued pursuant to this Agreement (provided the common stock is not transferred to any third party subsequent to its initial issuance), the right to include the shares of common stock issued pursuant to this Agreement in such a registration statement.

(c) IGII will prepare and implement a stock option program which Is intended to provide management of ADIT with IGII stock options based on performance criteria as determined by IGII. Implementation will be at IGII’s sole discretion as to the time and type of plan.

(d) IGII and ADIT agree that as IGII is purchasing substantially all the assets of ADIT, ADIT shall be reconstituted as a wholly owned subsidiary of IGII. The intent, once all performance goals are attainted, is to “spin-off” ADIT as a separate U.S. public company pursuant to the provisions of legal bulletin number 4 promulgated by the Securities and Exchange Commission (specifically addressing the mechanism for spinning off a company as a Securities Exchange Act of 1934 reporting company).

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.1 Transaction Costs. Except as otherwise provided herein, each of the parties shall pay all of his or its costs and expenses (including attorney fees and other legal costs and expenses and accountants’ fees and other accounting costs and expenses) incurred by that party in connection with this Agreement.

SECTION 9.2 Indemnification. ADIT agrees to defend and hold IGII and its officers and directors harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by the ADIT to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.3  Indemnification. IGII agrees to defend and hold ADIT harmless against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities or damages, including interest, penalties and reasonable attorney’s fees, that it shall incur or suffer, which arise out of, result from or relate to any breach of this Agreement or failure by IGII to perform with respect to any of its representations, warranties or covenants contained in this Agreement or in any exhibit or other instrument furnished or to be furnished under this Agreement.

SECTION 9.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (i) on the date they are delivered if delivered in person; (ii) on the date initially received if delivered by facsimile transmission followed by registered or certified mail confirmation; (iii) on the date delivered by an overnight courier service; or (iv) on the third business day after it is mailed by registered or certified mail, return receipt requested with postage and other fees prepaid, to the addresses provided by each party to the other parties.

SECTION 9.5 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any such term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.7 Entire Agreement. This Agreement (together with the Schedules, Exhibit, certificates and documents referred to herein) constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

SECTION 9.8 Binding Effect. All the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and assignees.

SECTION 9.9 Preparation of Agreement. This Agreement shall not be construed more strongly against any party regardless of who is responsible for its preparation. The parties acknowledge each contributed and is equally responsible for its preparation.

SECTION 9.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida, without giving effect to applicable principles of conflicts of law.

SECTION 9.11 Securities and Exchange Commission filings. IGII agrees and acknowledges that this Agreement shall be disclosed in the appropriate filing with the Securities and Exchange Commission.

SECTION 9.12 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete the merger pursuant to and in the manner contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

SECTION 9.13 Survival  The representations, warranties, covenants and agreements made herein shall survive the Closing of the transaction contemplated hereby.

SECTION 9.14 Assignment This Agreement shall not be assigned by operation of law or otherwise, except with the written consent of the other party.

SECTION 9.14 Third Parties  Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties hereto and their respective administrators, executors, legal representatives, heirs, successors and assignees. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action over or against any party to this Agreement.

SECTION 9.15 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall nay single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.16 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the ADIT and IGII have executed this Agreement as of the date first above shown.

IGII	ADIT
IBSG INTERNATIONAL, Inc.	A-DIVISION IT, LTD.
a Florida corporation	a corporation incorporated under the laws of the United Kingdom. London

/s/	/s/

Name Title	Name Title

ATTACHMENT A

ASSET; ALL ASSSETS; LIABILITIES; SECURITIES

SCHEDULE A

PAYMENT CONDITIONS

Issuance of the 1,500,000 shares will be based on the performance of the Company. Shares will be issued at the execution (signing) of each BizWorld Project contract by all respective parties (the Master license sale). All cash payments will be paid based upon receipt of the initial payments received by IGII for each BizWorld project listed below.

Projected Sales by Project Number of Shares Issued  Cash Payment

BizWorld Project 1   400,000   US $200,000

BizWorld Project 2   400,000   US $200,000

BizWorld Project 3   400,000   US $200,000

BizWorld Project 4   400,000   US $200,000

The above goals represent either gross revenues equaling Fifty Million dollars (US$50,000,000) or 4 international projects of which the first project in South Africa has already been secured. Failure to meet the Goals within the one year period of time will result in a prorate reduction in the available shares and cash payments which will effectually reduce the purchase price agreed to and then be retained by IGII. If all 4 projects are executed or the gross revenue projections are achieved on or before the one year period, an additional US$1,200,000 cash bonus will be paid to the Company.